Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESIDENT AND CHIEF OPERATING OFFICER ALEXANDER T. MASON TO LEAVE CIT

     NEW YORK – February 1, 2010 – CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today announced that Alexander T. Mason, President and Chief Operating Officer, will be leaving the organization effective February 26, 2010.

     Peter J. Tobin, interim Chief Executive Officer, speaking on behalf of the Company, said, “Alex came to CIT at a time of enormous challenge. We would like to thank him for his contributions during our restructuring, and we wish him continued success in the future.”

About CIT

CIT (NYSE: CIT) is a bank holding company with more than $60 billion in finance and leasing assets that provides financial products and advisory services to small and middle market businesses. Operating in more than 50 countries across 30 industries, CIT provides an unparalleled combination of relationship, intellectual and financial capital to its customers worldwide. CIT maintains leadership positions in small business and middle market lending, retail finance, aerospace, equipment and rail leasing, and vendor finance. Founded in 1908 and headquartered in New York City, CIT is a member of the Fortune 500. www.cit.com

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
Ken.Brause@cit.com